Exhibit 10.1

October 29, 2008

Daniel Chow

21064 Marcy Court

Cupertino, CA  95014

Dear Daniel:

It is my pleasure to extend an offer of employment to you as President of Willdan Engineering.

Your Base Salary will be $7,884.62 per bi-weekly pay period, which is $205,000 on an annualized basis.  This equates to an hourly rate of $98.56 that is used for client billing and benefit calculations. This offer includes a monthly car allowance of $500.  All business related travel expenses will be reimbursed to you in accordance with Company policy.

The offer includes a comprehensive benefits program for you and your eligible dependants, as highlighted in the attached summary. These benefits may change from time to time in accordance with Company policy.  Your health insurance will be effective on your start date still to be determined.  You will also accrue Paid Time Off (PTO) at a rate of 20 days per year and you will accrue an additional 3 days of Management Leave per year.

This offer is subject to verification of references and completion of background check.

If you accept this offer, you shall be granted an option to purchase 25,000 shares of common stock of Willdan Group, Inc. (“Common Stock”) at an exercise price per share equal to the closing price of a share of the Common Stock on the later of your start date or approval of the Compensation Committee of Willdan Group, Inc., which date shall be the “Date of the Grant” (the “Option”).  The Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code.  The Option will vest in substantially equal annual installments over the three-year period following the Date of Grant.  The vesting of each installment of the Option will occur only if you remain continuously employed with Willdan Engineering through the respective vesting dates.  The maximum term of the Option is ten (10) years from the Date of Grant of the Option, subject to earlier termination upon the termination of your employment with Willdan Engineering, a change in control of Willdan Engineering as defined in the stock incentive plan or Willdan Group, Inc., and similar events.   The Option shall be granted under the Willdan Group, Inc. 2008 Performance Incentive Plan as may be amended from time to time, a copy of which has been provided to you with this offer, and is subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by you and Willdan Group, Inc., to evidence the Option (the “Option Agreement”).  Such Option Agreement shall be in substantially the form attached hereto as Exhibit A.  The grant of the Option is subject to approval by the Compensation Committee of Willdan Group, Inc., or the Board of Directors if the Compensation Committee does not exist at such time.

Daniel Chow

Offer Letter

Engineering | Geotechnical | Environmental | Financial | Homeland Security
714.940.6300 | 800.424.9144 | fax: 714.940.4920 | 2401 East Katella Avenue, Suite 300, Anaheim, CA 92806-6073 | www.willdan.com

The Employment Period shall commence on your first date of employment and end two years thereafter. Following the Employment Period your employment shall continue on an at-will basis.  Your continued employment will be subject to the terms of this offer.  Should your employment be terminated by the Company during the Employment Period, without cause, your Base Salary will continue through the remainder of the Employment Period or for a period of three months, whichever is greater.  Should your employment terminate without cause in the last three months of the Employment Period or following the Employment Period, you shall be paid a severance benefit of three months Base Salary in a lump sum payout.  This severance shall include Base Salary only, and shall not include any other benefits or perquisites.

No one has the authority to change this except by a written agreement signed by you and the president of the Company.  No promises or representations to induce you to accept employment with the Company other than those stated in this letter have been made to you.

Federal legislation requires us to ask all new hires for documents to establish identity and work eligibility.  Please bring appropriate documentation on your first day of employment.  A list of acceptable documents is enclosed.

We hope that you decide to join the team at Willdan Engineering.  If you are willing to accept employment on these terms, please sign below and return the original back to me.

Sincerely,

/s/ Thomas D. Brisbin
Thomas D. Brisbin
President and CEO
Willdan Group, Inc.

THIS OFFER OF EMPLOYMENT IS ACCEPTED:

Sign:	/s/ Daniel Chow	Date:	11/09/2008